Exhibit 99.1

    Kimco Realty Reports Third Quarter Operating Results and 13th
                 Consecutive Annual Dividend Increase

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Oct. 26, 2004--Kimco Realty Corporation (NYSE:KIM):

    Highlights:

    --  Income From Continuing Operations Increased 16.0%, 13.0% Per
        Share

    --  Funds From Operations Increased 12.2%, 8.5% Per Share

    --  Board of Directors Increases Quarterly Common Stock Dividend
        7.0%

    --  Management Increases 2004 and 2005 Earnings Guidance

    --  Acquired 30 Property Interests Totaling $196.3 Million of
        Gross Investment

    --  Portfolio Occupancy Increased 50 Basis Points During the
        Quarter to 92.9%

    Kimco Realty Corporation (NYSE:KIM) today announced that income from continuing operations, which includes gain on sale of development properties, net, for the third quarter ended September 30, 2004 was $71.7 million compared to $61.9 million a year earlier, an increase of
16.0 percent. On a diluted per share basis, income from continuing operations increased 13.0 percent to $0.61 from $0.54 in the third quarter of 2003. Net income for the quarter was $78.5 million compared to $91.5 million a year earlier. The decline in net income was the result of lower gains on sales of operating properties. Net income for the current quarter included $6.8 million from discontinued operations compared to $29.7 million from discontinued operations in the third quarter of 2003. Discontinued operations include net gains on dispositions of operating real estate of $5.5 million and $28.1 million in the third quarter of 2004 and 2003, respectively. Net income per diluted common share for the quarter was $0.67 compared to $0.81 a year earlier.
    Kimco's third quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 12.2 percent to $101.6 million from $90.6 million for the same period last year. On a diluted per common share basis, third quarter FFO increased 8.5 percent to $0.89 from $0.82 a year ago. Funds from operations excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $8.0 million, or $0.07 per diluted common share in 2004 and $28.1 million, or approximately $0.25 per diluted common share, in 2003.
    For the nine months ended September 30, 2004, income from continuing operations increased 14.8 percent to $211.4 million from $184.1 million for the same period last year. Income from continuing operations per diluted common share increased 17.0 percent to $1.79 from $1.53 a year ago. Net income for the nine months was $221.3 million, or $1.88 per diluted common share compared to $223.8 million, or $1.90 per diluted common share a year earlier. Net income for the period included $9.9 million from discontinued operations compared to $39.7 million from discontinued operations a year ago. Discontinued operations includes net gains on dispositions of operating real estate of $7.4 million and $30.5 million for the nine-month period ended September 30, 2004 and September 30, 2003, respectively.
    Funds from operations rose 17.5 percent to $301.7 million for the nine-month period from $256.8 million in the year earlier period. On a diluted per common share basis, FFO for the nine-month period increased 11.3 percent to $2.65 from $2.38, a year ago. Funds from operations for the nine months ended September 30, 2004 excludes gains on dispositions of operating properties net of minority interests and joint venture properties of $14.9 million or approximately $0.13 per diluted common share and $30.5 million or approximately $0.28 per diluted common share for the same period last year. Funds from operations for the nine-month period ended September 30, 2003 also reflects a $7.8 million non-cash adjustment, or $0.07 per diluted common share, associated with the original issuance costs of Kimco's $225 million preferred stock that was redeemed during the second quarter of 2003.
    Funds from operations (FFO) is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    During the quarter, Kimco's parent portfolio occupancy increased to 92.9 percent from 92.4 percent at June 30, 2004 and 89.5 percent a year earlier. The increase in occupancy was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 138 new leases in this portfolio totaling 676,000 square feet. Year to date the Company has signed 414 new leases in this portfolio totaling approximately 2.7 million square feet of gross leasable area.

    Dividend Increase & Lead Director Named

    Kimco's Board of Directors approved a common stock dividend increase, raising the quarterly dividend payable per common share by
7.0 percent to $0.61 per common share from the current quarterly level of $0.57 per common share. Kimco has raised its dividend for 13 consecutive years, from an initial annual rate of $0.78 per share (adjusted for stock splits) in 1992 to the current annual rate of $2.44 per share, a compound annual growth rate of 9.2 percent. The current level of increase is consistent with the Company's objective of maintaining a conservative dividend payout ratio while providing shareholders a growing source of income. The Board declared the first quarterly dividend at the increased rate payable on January 18, 2005 to shareholders of record on January 3, 2005. The Board of Directors also appointed Richard G. Dooley, Lead Director. Mr. Dooley has been a Director of the Company since 1991, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors and served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 to 1993.

    Investment Activity

    Kimco recently entered into a joint venture with DRA Advisors LLC to acquire Price Legacy Corporation (NASDAQ: PLRE) in a transaction valued at approximately $1.3 billion. Kimco will be a 15 percent partner and manage the properties on behalf of the venture. Price Legacy consists of approximately 33 shopping centers located primarily in California, Florida and Arizona. The closing of this transaction is subject to the approval of Price Legacy's stockholders and other customary closing conditions for transactions of this type.
    Separately, Kimco recently acquired interests in 26 properties, one development project located in Sudbury Ontario and three development projects located in Mexico for a total of $196.3 million of gross investment. The shopping center acquisitions and development activities are as follows:

    Domestic Acquisitions

    -- As previously announced, Kimco acquired from Kmart, the Mission Bell shopping center in Tampa, Florida, for approximately $16.8 million. This 168,000 square foot shopping center is a redevelopment project currently anchored by Kmart on a short-term lease. Kimco is working closely with another national retailer to replace Kmart at the site.

    -- Palm Aire Marketplace located in Pompano, Florida was acquired for $20.4 million in a partnership with DRA Advisors. The
        140,000 square foot property is 94.0 percent leased to 28 tenants.

    -- Kimco acquired a 50 percent partnership interest in a 170,000 square foot former Kmart site in Valdosta, Georgia for approximately $10.7 million. Lowes, a national home improvement retailer, is open and operating in the former
        Kmart space.

    -- The Company acquired a portfolio of 11 properties located in the New York Metropolitan area for approximately $84.5 million. Ten of the properties are leased to Duane Reade and one is leased to Rite Aid, with leases that are substantially below market and remaining terms that expire in approximately nine years.

    -- Additionally, Kimco, in its joint venture with GE Real Estate, entered into a contract to acquire the RioNorte Shopping Center, a 237,000 square foot shopping center in Laredo, Texas for approximately $23.6 million. Closing on this transaction is expected within the current quarter.

    International Activities

    -- As previously announced, Kimco closed on the third phase of Sudbury Shopping Centre, a joint venture development between Kimco, RioCan and Trinity Development Group. The total development budget for this project is approximately $26.0 million to construct an additional 170,000 square feet of gross leasable area.

    -- Kimco entered into a joint venture with G. Accion to develop a Wal-Mart anchored shopping center in Huehuetoca, Mexico. The project, which will also include a McDonald's restaurant and other local tenants, is expected to cost approximately $14.0 million upon completion in the second quarter of 2005.

    -- The Company completed a joint venture agreement to develop a 125,000 square foot H-E-B anchored shopping center in San Luis, Mexico. H-E-B, a Texas based grocery retailer with more than 300 stores in Texas and Mexico, is expected to open for operations in the fourth quarter of 2004. Total development cost for this project is expected to be $12.7 million upon completion.

    -- Kimco acquired a 23.6 acre parcel of land for a $25.3 million development project in Reynosa, Mexico. H-E-B and The Home Depot will co-anchor this development.

    -- The Company acquired a preferred equity interest in a 1.1 million square foot portfolio of six enclosed shopping centers located in the province of Quebec, Canada for $9.6 million. Five of the shopping centers are anchored by grocery stores that generate sales between C$475 and C$725 per square foot.

    Separately, Kimco invested $26.9 million in six additional preferred equity transactions. Kimco's preferred equity portfolio has grown to include 50 properties with an aggregate commitment of approximately $142.0 million.
    Kimco completed the transfer of six properties to its co-investment programs representing approximately $106.8 million of property value. Kimco will continue to manage the properties on behalf of the ventures under long-term incentive management agreements. Kimco currently has approximately $3.8 billion of assets under management in these programs. Management and other fee income for the quarter increased 41.1 percent to $6.0 million from $4.3 million, a year ago.
    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed the sale of one shopping center and sold portions of two additional projects generating proceeds of $34.1 million. These property sales resulted in gains on sales of approximately $1.6 million, net of tax. Several pad sites and two shopping center projects are currently under contract for sale in the fourth quarter of 2004. In addition, KDI acquired three new projects for a total of $23.8 million and invested approximately $22.3 million in its pipeline of 24 existing shopping center developments.
    Kimco continued to make strategic property sales, disposing of five properties from the parent portfolio generating proceeds of $39.6 million, and three properties from the Kimco / GE joint venture generating proceeds of $44.2 million. Additionally, Kimco sold three shopping centers from its Kimsouth portfolio for proceeds of approximately $19.0 million. The Kimsouth portfolio, which was acquired in November 2002, originally consisted of 37 shopping centers and currently has 14 properties remaining.

    Increased Earnings Guidance

    As a result of the Company's continued strong operating results, Kimco's management increased its projection for FFO to $3.55 for the full year ending December 31, 2004. This estimate is $0.02 above the guidance management provided last quarter. Management also increased its guidance for FFO for the year ending December 2005 to between $3.77 and $3.83. Kimco's prior guidance for FFO in 2005 was between $3.75 and $3.82.

    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates one of the nation's largest portfolios of neighborhood and community shopping centers with interests in 718 properties comprising approximately
104.0 million square feet of leasable space located throughout 42 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2003. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)

                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

  Revenues from rental property   $123,274 $117,409 $392,219 $350,038
                                   -------- -------- -------- --------

  Rental property expenses:
   Rent                              2,667    2,688    8,446    8,060
   Real estate taxes                16,266   15,533   49,660   44,396
   Operating and maintenance        12,461   11,590   42,637   39,549
                                   -------- -------- -------- --------
                                    31,394   29,811  100,743   92,005
                                   -------- -------- -------- --------

Net operating income                91,880   87,598  291,476  258,033

Income from other real estate
 investments                         5,119    5,998   20,414   15,807
Mortgage financing income            3,179    3,713    9,637   15,963
Management and other fee income      6,008    4,259   18,836   10,822
Depreciation and amortization      (24,304) (20,960) (76,961) (59,519)
                                   -------- -------- -------- --------
                                    81,882   80,608  263,402  241,106



  Interest, dividends and other
   investment income                 8,595    5,633   13,170   13,204
  Other income / (expense), net      4,974      263   13,216     (837)

  Interest expense                 (25,845) (26,094) (81,447) (73,865)
  General and administrative
   expenses                        (11,034) (11,232) (31,660) (28,720)
  Gain on early extinguishment of
   debt                                 --       --       --    2,921
                                   -------- -------- -------- --------
                                    58,572   49,178  176,681  153,809

  Benefit (provision) for income
   taxes                                24   (1,171)  (5,395)  (3,686)
Equity in income of real estate
 joint ventures, net                13,864   11,167   39,792   30,459
Minority interests in income of
 partnerships, net                  (2,312)  (2,323)  (7,059)  (5,662)
                                   -------- -------- -------- --------

    Income from continuing
     operations                     70,148   56,851  204,019  174,920
                                   -------- -------- -------- --------

Discontinued Operations:
-----------------------
   Income from discontinued
    operating properties             1,319    1,601    2,473    5,882
   Gain on early extinguishment of
    debt                                --       --       --    3,341
   Loss on operating properties
    held for sale/sold                (913)      --   (5,064)      --
   Gain on disposition of
    operating properties             6,386   28,053   12,498   30,465
                                   -------- -------- -------- --------
   Income from discontinued
    operations                       6,792   29,654    9,907   39,688
                                   -------- -------- -------- --------

   Gain on sale of development
    properties, net
     of tax of $1,047, $3,333,
      $4,935 and $6,134,
     respectively (1)                1,571    4,999    7,404    9,202
                                   -------- -------- -------- --------


    Net income                      78,511   91,504  221,330  223,810

    Original issuance costs
     associated with the
        redemption of preferred
         stock(1)                        --      --       --   (7,788)

    Preferred stock dividends        (2,909) (2,909)  (8,728) (11,759)
                                   --------- ------- -------- --------

    Net income available to common
       shareholders               $  75,602 $88,595 $212,602 $204,263
                                   ======== ======== ======== ========

Per common share:
    Income from continuing
     operations:
      - Basic                     $    0.62 $  0.55 $   1.82 $   1.55
                                   ======== ======== ======== ========
      - Diluted (2)               $    0.61 $  0.54 $   1.79 $   1.53
                                   ======== ======== ======== ========
    Net income:
      - Basic                     $    0.68 $  0.82 $   1.91 $   1.93
                                   ======== ======== ======== ========
      - Diluted (2)               $    0.67 $  0.81 $   1.88 $   1.90
                                   ======== ======== ======== ========

      Income subject to income
       taxes                      $   2,585 $11,167 $ 26,313 $ 25,315


Weighted Average Share Information   Three Months       Nine Months
                                         Ended             Ended
                                     September 30,     September 30,
For earnings per share
 calculations:                       2004     2003     2004     2003
                                   -------- -------- -------- --------
Weighted average shares -
   - Basic                         111,526  107,909  111,151  105,945
                                   ======== ======== ======== ========
   - Diluted(2)                    113,621  109,853  113,259  107,484
                                   ======== ======== ======== ========

Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

(1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.

(2) The potential impact if certain units were converted to common stock at the beginning of the period would have an anti-dilutive effect on net income and therefore have not been included.


                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Funds From Operations(1)
 Net income                    $ 78,511  $ 91,504  $221,330  $223,810
 Gain on disposition of
  operating properties,
    net of minority interests    (6,386)  (28,053)  (12,065)  (30,465)
 Gain on disposition of joint
  venture operating
    properties                   (1,637)       --    (2,860)       --
 Depreciation and amortization   24,395    21,912    77,608    62,492
 Depreciation and amortization -
    real estate joint ventures    9,631     8,111    26,443    20,511
 Redemption costs                    --        --        --    (7,788)
 Preferred stock dividends       (2,909)   (2,909)   (8,727)  (11,759)
                                --------  --------  --------  --------

 Funds from operations(1)      $101,605  $ 90,565  $301,729  $256,801
                                ========  ========  ========  ========

 Per common share:
       - Basic                 $   0.91  $   0.84  $   2.71  $   2.42
                                ========  ========  ========  ========
       - Diluted (2)           $   0.89  $   0.82  $   2.65  $   2.38
                                ========  ========  ========  ========


Weighted Average Share          Three Months Ended   Nine Months Ended
 Information                       September 30,       September 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Weighted average shares -
   - Basic                      111,526   107,909   111,151   105,945
                                ========  ========  ========  ========
   - Diluted (2)                116,004   112,236   115,642   109,888
                                ========  ========  ========  ========


(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,502 and $1,423 for the three months ended September 30, 2004 and 2003, respectively, and $4,506 and $4,269 for the nine months ended September 30, 2004 and 2003, respectively, reflecting the distributions associated with these units.


                       Kimco Realty Corporation
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                          September 30,   December 31,
                                              2004           2003
                                         -------------- --------------
Assets:
 Operating real estate, net of
  accumulated depreciation of
   $615,380 and $568,015, respectively   $   2,910,689  $   3,264,223
 Investments and advances in real estate
  joint ventures                               498,764        487,394
 Real estate under development                 294,980        304,286
 Other real estate investments                 150,239        113,085
 Mortgages and other financing
  receivables                                  128,953        101,691
 Cash and cash equivalents                     134,031         48,288
 Marketable securities                          64,455         45,677
 Accounts and notes receivable                  51,503         50,408
 Other assets                                  143,504        188,872
                                         -------------- --------------
                                         $   4,377,118  $   4,603,924
                                         ============== ==============
Liabilities:
 Notes payable                           $   1,377,250  $   1,686,250
 Mortgages payable                             316,935        375,914
 Construction loans payable                    125,052         92,784
 Other liabilities                             244,039        213,213
                                         -------------- --------------
                                             2,063,276      2,368,161
                                         -------------- --------------
 Minority interests in partnerships            102,587         99,917
                                         -------------- --------------

Stockholders' Equity:
Preferred stock, $1.00 par value,
 authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par
  value, authorized 700,000 shares
 Issued and outstanding 700,000 shares             700            700
 Aggregate liquidation preference
  $175,000
 Common Stock, $.01 par value,
  authorized 200,000,000 shares
  Issued and outstanding 112,042,471
  and 110,623,967 shares, respectively           1,120          1,106
Paid-in capital                              2,188,533      2,147,286
Cumulative distributions in excess of
 net income                                     (8,068)       (30,112)
                                         -------------- --------------
                                             2,182,285     2,118, 980
Accumulated other comprehensive income          28,970         16,866
                                         -------------- --------------
                                             2,211,255      2,135,846
                                         -------------- --------------
                                         $   4,377,118  $   4,603,924
                                         ============== ==============

Reclassifications:
    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                       Kimco Realty Corporation
  Reconciliation of Projected Diluted Net Income Per Common Share to
           Projected Funds From Operations Per Common Share

                                            Projected  Projected Range
                                            Full Year  Full Year 2005
                                              2004      Low     High
                                            -------- -------- --------
Projected diluted earnings per common
 share                                     $   2.49  $  2.57  $  2.63
Projected depreciation and amortization        0.88     0.84     0.84
Projected depreciation and amortization
  real estate joint ventures, net of
   minority
  interests                                    0.31     0.36     0.36
Gain on disposition of operating
 properties                                   (0.10)      --       --
Gain on disposition of joint venture
  operating properties, net of minority
  interests                                   (0.03)      --       --
                                            -------- -------- --------
Projected FFO per diluted common share     $   3.55  $  3.77  $  3.83
                                            ======== ======== ========

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com